Exhibit 10.48

Petro Capital Advisors, LLC

1845 Woodall Rodgers Freeway

Ste 1700

Dallas, Texas 75201

October 18, 2003

Beta Oil & Gas, Inc.

6120 S. Yale

Suite 813

Tulsa, OK 74136

Attention:	Mr. David Wilkins
President and Chief Executive Officer

Dear David:

Reference is made to the engagement letter between Beta Oil & Gas, Inc. (the “Company”) and its collective subsidiaries (the “Company”) and Petro Capital Advisors, LLC (“Petro Capital”) dated as of July 9, 2003 (the “Engagement Letter”).   The purpose of this letter agreement is to amend certain enumerated portions of the Engagement Letter only with respect to the proposed transaction between PetroHawk Energy, LLC and the Company, whereby PetroHawk Energy, LLC proposes to purchase from the Company $25 million of Company common stock at $1.65 per share, $35 million of Company convertible subordinated debt having an 8% interest rate and a $2.00 per share conversion price, and warrants to purchase 10 million shares of Company common stock having a $1.65 per share exercise price (the “PetroHawk Transaction”).  Any other transaction, or any transaction with PetroHawk Energy, LLC that is materially different from the PetroHawk Transaction, shall be governed by the original terms of the Engagement Letter.

The Company and Petro Capital hereby acknowledge that the PetroHawk Transaction and similar transactions shall be governed by the Engagement Letter.  The Company and Petro Capital hereby agree to amend paragraph 2A of the Engagement Letter to replace the reference to “$50,000” with “$100,000.”  Further, the Company and Petro Capital hereby agree to amend paragraph 2B of the Engagement Letter by deleting the first sentence of such paragraph 2B in its entirety, and replacing it with the following sentence: “In connection with any merger or acquisition transaction, a transaction fee equal to 3% of the Aggregate Consideration (as defined below) paid or received; provided, however, that the minimum transaction fee payable to Petro Capital pursuant to this sentence shall be $75,000; provided, further, that in connection with the PetroHawk Transaction, Petro Capital shall receive a transaction fee equal to $600,000.”   It is expected that transaction related expenses reimburseable under the Engagement Letter will be approximately $10,000, including expenses of Haynes & Boone law firm which Petro Capital has retained with your permission.  As such, The Company and Petro Capital hereby agree to amend paragraph 2D of the Engagement Letter to replace the reference to “$2,500” with “$10,000.”   Finally, the Company and Petro Capital hereby agree that the $6,250.00 monthly financial advisory fee payable pursuant to paragraph 2A of the engagement letter shall terminate on the second day of the month following final closing of the PetroHawk Transaction.

It is agreed that all other terms of the Engagement Letter not expressly described herein shall remain in full force and effect, including the Indemnification Provisions referenced in paragraph 4 of the Engagement Letter.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement between Petro Capital and the Company.

Very truly yours,

PETRO CAPITAL ADVISORS, LLC

Date:	October 18,2003

By:	/s/ Rosser C. Newton
Rosser C. Newton
Managing Director

ACCEPTED AND AGREED TO:
BETA OIL & GAS, INC.

Date:	October 21, 2003

By:	/s/David A. Wilkins
David A. Wilkins
President, CEO